Exhibit 99.4

OTTAWA SAVINGS BANK

925 LaSalle Street

Ottawa, Illinois 61350

(815) 443-2525

NOTICE OF SPECIAL MEETING OF DEPOSITORS

On June 28, 2005, Ottawa Savings Bank will hold a special meeting of depositors at Ottawa Savings Bank’s main office, 925 LaSalle Street, Ottawa, Illinois. The meeting will begin at 10:00, local time. At the meeting, depositors will consider and act on the following:

1.	The plan of reorganization and minority stock issuance pursuant to which Ottawa Savings Bank will be reorganized into the mutual holding company structure. As part of voting on the plan of reorganization, depositors will be approving the proposed charters and bylaws for Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC. Pursuant to the plan of reorganization and minority stock issuance, Ottawa Savings Bancorp, Inc. will issue 55% of its common stock to Ottawa Savings Bancorp MHC, a federally chartered mutual holding company that will be formed pursuant to the plan of reorganization and will offer for sale to eligible depositors 45% of its common stock; and

2.	Such other business that may properly come before the special meeting or any adjournment of the special meeting.

Note: The Board of Directors is not aware of any such other business at this time.

The Board of Directors has fixed the close of business on April 30, 2005 as the record date for the determination of depositors of Ottawa Savings Bank entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. Only depositors of Ottawa Savings Bank, as of the close of business on April 30, 2005, will be entitled to vote at the special meeting.

Please complete and sign the enclosed proxy card(s) solicited by the Board of Directors and mail the proxy card(s) promptly in the enclosed proxy reply envelope. The proxy will not be used if you attend the meeting and vote in person.

Not voting will have the same effect as voting against the proposals. Voting does not obligate you to purchase stock in our stock offering.

By:	Order of the Board of Directors

Gary L. Ocepek
President

Ottawa, Illinois

May    , 2005

QUESTIONS AND ANSWERS

FOR DEPOSITORS OF OTTAWA SAVINGS BANK

You should read this document and the accompanying prospectus (which includes a detailed index) for more information about the mutual holding company reorganization and the related stock offering.

Q.	What Is the Plan of Reorganization and Minority Stock Issuance?

A.	Ottawa Savings Bank is undergoing a transaction referred to as a mutual holding company reorganization. In addition, concurrently with, and subject to, the completion of the reorganization, Ottawa Savings Bank will undergo a charter conversion. Currently, Ottawa Savings Bank is an Illinois chartered mutual (meaning no stockholders) savings bank. As a result of the reorganization and charter conversion, Ottawa Savings Bank will become a federally chartered stock savings bank in the mutual holding company structure with two holding companies. Ottawa Savings Bank will form a new federally chartered stock holding company, Ottawa Savings Bancorp, Inc., that will sell 45% of its common stock to the public and the Ottawa Savings Bank employee stock ownership plan and will issue 55% of its common stock to Ottawa Savings Bancorp MHC, a mutual holding company to be formed by Ottawa Savings Bank. After the reorganization, Ottawa Savings Bancorp, Inc. will own 100% of Ottawa Savings Bank’s common stock.

Q.	What Are the Reasons for the Plan of Reorganization and Minority Stock Issuance?

A.	Our primary reasons for the reorganization are to:

•	increase our capital levels to allow us to continue to better serve our customers and enhance our franchise by supporting future loan and deposit growth;

•	allow us through the MHC structure for Ottawa Savings Bank to remain a community-oriented financial institution as our members will maintain over 50% control of Ottawa Savings Bancorp MHC;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;

•	permit us, by issuing only 45% of our common stock to the public, to control the amount of capital being raised to enable us to more prudently deploy the proceeds of the offering; and

•	enhance our ability to attract and retain qualified directors, management and other employees through stock-based incentive plans.

Q.	Will I See Changes at Ottawa Savings Bank?

A.	It will be business as usual. The reorganization, an internal restructuring, will alter our corporate form of organization, but not our business relationships. Ottawa Savings Bank’s Board of Directors, management and employees will continue to serve our customers in the same offices.

Q.	Are All Customers Eligible to Vote on the Plan of Reorganization and Minority Stock Issuance?

A.	All depositors of Ottawa Savings Bank as of the close of business on April 30, 2005 are eligible to vote, and have been mailed this proxy statement and proxy card(s).

Q.	Why Should I Vote on the Plan of Reorganization and Minority Stock Issuance?

A.	You are not required to vote on the proposal. However, in order for us to implement the plan of reorganization and complete the stock offering, we must receive the affirmative vote of a majority of the total votes eligible to be cast by our depositors. Voting does not obligate you to purchase shares of common stock in the offering.

Q.	What Happens If I Do Not Vote?

A.	Your vote is very important. If you do not vote all the proxy card(s) you receive it will have the same effect as voting against the plan of reorganization.

Without sufficient favorable votes for the plan of reorganization, we cannot proceed with the reorganization and related stock offering.

Q.	How Do I Vote?

A.	Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope. Please vote promptly. Not voting has the same effect as voting “against” the plan of reorganization.

Q.	How Many Votes Are Available to Me?

A.	Depositors are entitled to one vote for each $100, or fraction thereof, on deposit. No depositor may cast more than 1,000 votes. Proxy cards are not imprinted with the applicable numbers of votes. However, votes will be automatically tallied by computer upon receipt of the returned proxy cards.

Q.	Why Did I Receive More than One Proxy Card?

A.	If you had more than one deposit account on April 30, 2005, you may have received more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards please promptly vote all the proxy cards that we sent to you.

Q.	More than One Name Appears on My Proxy Card(s). Who Must Sign?

A.	The names reflect the registration (ownership) of your deposit account(s). Proxy cards for joint deposit accounts require the signature of only one of the owners. Proxy cards for trust or custodian accounts must be signed by the trustee or the custodian, not the beneficiary whose name is on the account.

Q.	Will the Reorganization Have Any Effect on My Deposit and Loan Accounts at Ottawa Savings Bank?

A.	No. The account number, amount, interest rate and withdrawal rights of each deposit account will remain unchanged. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the legal limits. Loans and rights of borrowers will not be affected. However, you will no longer have voting rights as a depositor of Ottawa Savings Bank. Only Ottawa Savings Bancorp, Inc. public stockholders and members of Ottawa Savings Bancorp MHC will have voting rights in Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC, respectively.

Questions?

Call our Information Center

at (        )         -

10:00 a.m. to 4:00 p.m. Central Time, Monday through Friday.

The Information Center is closed weekends and bank holidays.

Your Vote Is Very Important. Please Promptly Mail Your Proxy Card(s).

Ottawa Savings Bank

PROXY STATEMENT

Thus proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ottawa Savings Bank to be used at a special meeting of depositors. The special meeting will be held at Ottawa Savings Bank’s main office, 925 LaSalle Street, Ottawa, Illinois, on June 28, 2005 at             , local time. This proxy statement and the enclosed proxy card(s) are being first mailed to depositors on or about                                 , 2005.

Voting and Proxy Procedure Who Can Vote at the Meeting

The Board of Directors has fixed the close of business on April 30, 2005 as the record date for the determination of depositors entitled to notice of and to vote at the special meeting and at any postponement or adjournment of the special meeting. All depositors of Ottawa Savings Bank, as of April 30, 2005, will be entitled to vote at the special meeting.

Each depositor as of the close of business on April 30, 2005 will be entitled to cast one vote per $100, or fraction thereof, of the participation value of all of such depositor’s deposit accounts in Ottawa Savings Bank as of the close of business on April 30, 2005. However, no depositor may cast more than 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate $100,000 account in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Our records indicate that as of the close of business on April 30, 2005, there were approximately [                    ] depositors entitled to cast a total of [                    ] votes at the special meeting.

Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA and qualified plan accounts established at Ottawa Savings Bank, the beneficiary may direct the custodian’s vote on the plan of reorganization by returning a completed proxy card to Ottawa Savings Bank.

Quorum and Vote Required

Any number of depositors present and voting, represented in person or by proxy, at the special meeting will constitute a quorum.

You may vote in favor of or against the proposal. The adoption of the plan of reorganization requires approval by at least a majority of the total number of votes entitled to be cast at the special meeting. If there are insufficient votes for approval of the plan of reorganization at the time of the special meeting, the special meeting may be adjourned to permit further solicitation of proxies.

Voting by Proxy

Our Board of Directors is sending you this proxy statement for the purpose of requesting that you allow your votes to be represented at the special meeting by the persons named in the enclosed proxy card. All votes represented at the special meeting by properly executed and dated proxies will be cast according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your votes will be cast as recommended by our Board of Directors. Our Board of Directors recommends that you vote FOR approval of the plan of reorganization. Pre-existing proxies cannot be utilized in connection with the proposed plan of reorganization and the related transactions provided for in the plan of reorganization. The proxies being solicited by our Board of Directors are only for use at the special meeting and at any adjournment of the special meeting and will not be used for any other meeting.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to cast your votes. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. We may adjourn or postpone the meeting in order to solicit additional proxies if we have not received a sufficient number of votes to approve the plan of reorganization. However, no proxy that is voted against the plan of reorganization will be voted in favor of adjournment to solicit additional proxies. If the special meeting is postponed or adjourned, your votes may be cast by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of Ottawa Savings Bank in writing before your votes have been cast at the special meeting, deliver a later-dated proxy, or attend the meeting and cast your votes in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies and Tabulation of the Vote

To the extent necessary to permit approval of the plan of reorganization, proxies may be solicited by certain of our officers, directors or employees by telephone or through other forms of communication and, if necessary, the special meeting may be adjourned to a later date.

Such persons will be reimbursed by us for their reasonable out-of-pocket expenses incurred in connection with such solicitation. We will bear all costs associated with proxy solicitation and vote tabulation. In addition, Sandler O’Neill & Partners may assist us in soliciting proxies for the special meeting.

PROPOSAL 1 — APPROVAL OF THE PLAN OF REORGANIZATION AND MINORITY STOCK ISSUANCE

General

On January 20, 2005, the Board of Directors of Ottawa Savings Bank adopted a plan of conversion pursuant to which Ottawa Savings Bank will convert from an Illinois-chartered mutual savings bank to a federally-chartered mutual savings bank. On May 5, 2005, the depositors of Ottawa Savings Bank as of the record date of March 31, 2005 approved the plan of conversion by a vote of 82% of the outstanding votes of depositors. The conversion is subject to the approval of the OTS and will be completed concurrently with, and only upon, the completion of the reorganization.

On January 20, 2005, and as amended on March 16, 2005 and on April 21, 2005, our Board of Directors unanimously adopted the plan of reorganization and minority stock issuance. Under the plan of reorganization, we will reorganize into the mutual holding company structure, convert from the mutual to stock form of organization and become a wholly owned subsidiary of Ottawa Savings Bancorp, Inc., a federal stock corporation that we will form. In approving the plan of reorganization, depositors will also be approving the proposed charters and bylaws for Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC.

The plan of reorganization also includes a minority stock issuance by Ottawa Savings Bancorp, Inc. of 45% of its common stock to qualifying depositors of Ottawa Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and, possibly, a syndicate of registered broker-dealers. Pursuant to the plan of reorganization, Ottawa Savings Bancorp, Inc. will issue 55% of its common stock to Ottawa Savings Bancorp MHC. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank as reorganized, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Ottawa Savings Bancorp, Inc. from the sale of the common stock. If the reorganization is terminated, Ottawa Savings Bank would be required to charge all reorganization expenses against current income.

The Office of Thrift Supervision has approved our minority stock issuance, but we have not received approval of our reorganization into a mutual holding company structure. OTS approval of our reorganization is subject to, among other things, approval of the plan of reorganization by depositors, as well as approval by OTS of certain other related regulatory applications. Approval by the Office of Thrift Supervision, however, does not constitute a recommendation or endorsement of the plan of reorganization or minority stock issuance.

Description of the Reorganization

We are undergoing a transaction referred to as a mutual holding company reorganization. Currently, we are a mutual (meaning no stockholders) savings bank. The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company form of organization, we will be a federally chartered stock savings bank and all of our stock will be owned by Ottawa Savings Bancorp, Inc. In addition, 45% of Ottawa Savings Bancorp, Inc.’s stock will be owned by the public and our employee stock ownership plan, and 55% of Ottawa Savings Bancorp, Inc.’s stock will be owned by Ottawa Savings Bancorp MHC. Ottawa Savings Bank’s depositors will become members of Ottawa Savings Bancorp MHC.

After the reorganization, our ownership structure will be as follows:

Consummation of the reorganization (including the offering of common stock in the offering) is conditioned upon the approval of the plan of reorganization by (i) the Office of Thrift Supervision and (ii) at least a majority of the total number of votes eligible to be cast by depositors of Ottawa Savings Bank at the special meeting of depositors.

A detailed description of Ottawa Savings Bank and the proposed reorganization and related stock offering is contained in the prospectus, which has been delivered with this proxy statement and which is incorporated in this proxy statement by reference. Details of the reorganization can be found in the prospectus section entitled “The Reorganization and Stock Offering.” A copy of the plan of reorganization and the attached charters and bylaws of Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC are available upon written request to Ottawa Savings Bank at the address on the front of this proxy statement. In order to receive timely delivery of the documents in advance of the special meeting of depositors, you should make your request no later than June 14, 2005.

The enclosed prospectus is an integral part of this proxy statement and contains detailed information about Ottawa Savings Bank, Ottawa Savings Bancorp, Inc., Ottawa

Savings Bancorp MHC and the reorganization, including the rights of the depositors of Ottawa Savings Bank entitled to subscribe for shares of Ottawa Savings Bancorp, Inc. common stock in the stock offering. You are urged to consider such information carefully before submitting your proxy card(s).

The enclosed prospectus is not an offer to sell nor a substitute of any offer to buy common stock in any jurisdiction where it is unlawful to do so.

Reasons for Reorganization

Our primary reasons for the reorganization are to:

•	increase our capital levels to allow us to continue to better serve our customers and enhance our franchise by supporting future loan and deposit growth;

•	allow us through the MHC structure for Ottawa Savings Bank to remain a community-oriented financial institution as our members will maintain over 50% control of Ottawa Savings Bancorp MHC;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;

•	permit us, by issuing only 45% of our common stock to the public, to control the amount of capital being raised to enable us to more prudently deploy the proceeds of the offering; and

•	enhance our ability to attract and retain qualified directors, management and other employees through stock-based incentive plans.

The disadvantages of the reorganization considered by our Board of Directors are:

•	additional expense and effort of operating as a public company;

•	the inability of stockholders other than Ottawa Savings Bancorp MHC to obtain majority ownership of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank, which may result in the perpetuation of our management and board of directors; and

•	the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time which may have an adverse impact on stockholders other than Ottawa Savings Bancorp MHC

See “The Reorganization and Stock Offering-Reasons for the Reorganization” in the prospectus for a more detailed discussion of the basis upon which our Board of Directors determined to undertake the proposed reorganization. As more fully discussed in that section and in other sections of the prospectus, our Board of Directors believes that the plan of reorganization is in the best interest of Ottawa Savings Bank, its depositors and the customers and communities it serves.

Effects of Reorganization on Depositors, Borrowers and Members

While the reorganization is being accomplished, the normal business of Ottawa Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for our depositors and borrowers under current policies by our present management and staff. In addition, the reorganization will not affect any deposit accounts or borrower relationships with us.

After the reorganization, direction of Ottawa Savings Bank will continue to be under the control of its board of directors. Ottawa Savings Bancorp, Inc., as the holder of all of the outstanding common stock of Ottawa Savings Bank, will have exclusive voting rights with respect to any matters concerning Ottawa Savings Bank requiring stockholder approval, including the election of directors.

After the reorganization, stockholders of Ottawa Savings Bancorp, Inc. will have exclusive voting rights with respect to any matters concerning Ottawa Savings Bancorp, Inc. requiring stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote.

Holders of deposit accounts of Ottawa Savings Bank will become members of Ottawa Savings Bancorp MHC. Such persons will be entitled to vote on all questions requiring action by the members of Ottawa Savings Bancorp MHC, including the election of directors of Ottawa Savings Bancorp MHC. In addition, all persons who become depositors of Ottawa Savings Bank following the reorganization will have membership rights with respect to Ottawa Savings Bancorp MHC. Borrowers will not receive membership rights.

See “The Reorganization and Stock Offering-Effects of Reorganization on Deposits, Borrowers and Members” in the prospectus for a more detailed discussion of the effect of the reorganization on the continuity of Ottawa Savings Bank, deposit accounts and loans, voting rights of members and liquidation rights.

Directors and Executive Officers

See “Our Management” in the prospectus for a discussion of the directors and executive officers of Ottawa Savings Bank.

Management Compensation

See “Our Management” in the prospectus for a discussion of management remuneration.

Business of Ottawa Savings Bank

See “Our Business” in the prospectus for a discussion of the business of Ottawa Savings Bank. See also “Selected Financial and Other Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Regulation and Supervision” and “Federal and State Taxation.”

Description of the Plan of Reorganization and Minority Stock Issuance

The Office of Thrift Supervision has approved our minority stock issuance, but we have not received approval of our reorganization into a mutual holding company structure. OTS approval of our reorganization is subject to, among other things, approval of the plan of reorganization by depositors, as well as approval by OTS of certain other related regulatory applications. Approval by the Office of Thrift Supervision, however, does not constitute a recommendation or endorsement of the plan of reorganization or minority stock issuance. See “The Reorganization and Stock Offering” in the prospectus for a description of the plan of reorganization. See also “Summary,” “Pro Forma Data,” “Subscriptions By Executive Officers and Directors” and “Federal and State Taxation.”

Description of Capital Stock

See “Description of Ottawa Savings Bancorp, Inc. Capital Stock” in the prospectus for a description of the common stock to be offered. See also “Market for the Common Stock.” Ottawa Savings Bancorp, Inc. will, where practicable, use its best efforts to encourage and assist professional market makers in establishing and maintaining a market for the common stock of Ottawa Savings Bancorp, Inc.

Capitalization

See “Capitalization” in the prospectus for a description of the capitalization of Ottawa Savings Bank and the pro forma capitalization of Ottawa Savings Bancorp, Inc.

Use of New Capital

See “Use of Proceeds” in the prospectus for a description of the purposes for which the net proceeds from the common stock to be sold are intended to be invested or otherwise used.

New Charters, Bylaws or Other Documents

In approving the plan of reorganization, depositors will also be approving the proposed charters and bylaws for Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC. Upon completion of the reorganization, our mutual charter and bylaws will be extinguished and Ottawa Savings Bank will be governed by the stock charter and bylaws. See “The Reorganization and Stock Offering” for disclosure concerning any material differences in Ottawa Savings Bank’s mutual charter and bylaws and Ottawa Savings Bank’s stock charter and bylaws.

A copy of the plan of reorganization and the attached charters and bylaws of Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC are available upon written request to Ottawa Savings Bank at the address on the front of this proxy statement. In order to receive timely delivery of the documents in advance of the special meeting of depositors, you should make your request no later than June 14, 2005.

In addition, although the Board of Directors of Ottawa Savings Bancorp, Inc. is not aware of any effort that might be made to obtain control of Ottawa Savings Bancorp, Inc. after the reorganization, the Board of Directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Ottawa Savings Bancorp, Inc.’s Board of Directors. Such provisions include the following:

•	a 10% limitation on voting rights for a period of five years after the date of the reorganization;

•	a classified board of directors divided into three classes, each of which contains approximately one-third of the number of directors;

•	the board of directors’ ability to fill vacancies on the board and the ability of stockholders to remove directors only for cause and only upon the vote of a majority of the outstanding shares of voting stock;

•	a director qualification provision regarding criminal or dishonest actions;

•	limitations on stockholder action by written consent and calling of special meetings of stockholders;

•	advance notice provisions for stockholder nominations and proposals; and

•	authorized but unissued shares of capital stock.

Other Matters

Ottawa Savings Bancorp, Inc. will register its capital stock under Section 12(g) of the Securities Exchange Act, as amended, and it will not deregister the stock for a period of at least three years in accordance with applicable regulations.

Financial Statements

See “Financial Statements” included in the prospectus.

Consents of Experts and Reports

See “Experts” in the prospectus for a description of the consents of experts. See also “Financial Statements” included in the prospectus.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote FOR the proposal to approve the plan of reorganization. Voting for the plan of reorganization will not obligate you to purchase any common stock.

REVIEW OF OFFICE OF THRIFT SUPERVISION ACTION

Any person aggrieved by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of reorganization pursuant to this part may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the Office of Thrift Supervision be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 CYR §563b.205, whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the Office of Thrift Supervision by the clerk of the court and thereupon the Office of Thrift Supervision files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the United States Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

By:	Order of the Board of Directors

Gary L. Ocepek
President

Ottawa, Illinois

May    , 2005

Ottawa Savings Bank	REVOCABLE PROXY

Please Vote by marking the following boxes as shown ☒

The plan of reorganization and minority stock issuance pursuant to which Ottawa Savings Bank will be reorganized into the mutual holding company structure (as described on the reverse side of this proxy card)

FOR ☐                                                                  AGAINST ☐

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Depositors of Ottawa Savings Bank called for June 28, 2005 with an attached Proxy Statement for the Special Meeting prior to the signing of this proxy card.

Signature	Date

IMPORTANT: Please sign your name exactly as it appears on this proxy. Joint accounts need only one signature. When signing as an attorney, administrator, agent, officer, executor, trustee, guardian, etc., please add your full title to your signature.

NOTE: PLEASE SIGN, DATE AND PROMPTLY RETURN ALL PROXY CARDS IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. NONE OF THE CARDS ARE DUPLICATES

Ottawa Savings Bank	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OTTAWA SAVINGS BANK

The undersigned depositor of Ottawa Savings Bank hereby appoints the full Board of Directors as proxy to cast all votes which the undersigned is entitled to cast at a special meeting of depositors to be held at Ottawa Savings Bank’s main office, at 925 LaSalle Street, Ottawa, Illinois at 10:00 a.m. Central Time, June 28, 2005, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof.

The plan of reorganization and minority stock issuance pursuant to which Ottawa Savings Bank will be reorganized into the mutual holding company structure. As part of voting on the plan of reorganization, depositors will be approving the proposed charters and bylaws for Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC. Pursuant to the plan of reorganization, Ottawa Savings Bancorp, Inc. will issue 55% of its common stock to Ottawa Savings Bancorp MHC, a federally chartered mutual holding company that will be formed pursuant to the plan of reorganization, will offer for sale to eligible depositors 45% of its common stock.

This proxy will be voted as directed by the undersigned depositor. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED FOR ADOPTION OF FO THE PLAN OF REORGANIZATION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the special meeting.

The undersigned may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of Ottawa Savings Bank either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting, filing a written revocation and voting in person. The undersigned hereby acknowledges receipt of the notice of special meeting of depositors, attached proxy statement and accompanying prospectus.

IMPORTANT: PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE. NOT VOTING WILL HAVE THE SAME EFFECT AS VOTING AGAINST BOTH PROPOSALS. VOTING DOES NOT OBLIGATE YOU TO BUY STOCK. (OVER)